Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107564 of The Gymboree Corporation and subsidiaries on Form S-8 of our report dated June 29, 2005, appearing in this Annual Report on Form 11-K of The Gymboree Corporation 401(k) Plan for the year ended December 31, 2004.

By /s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 29, 2005